FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2016 results

Second-quarter 2016 results

•	Diluted earnings per share were $1.36.

•	Operating ratio improved to 68.6 percent, reflecting an 11 percent reduction in operating expenses coupled with a 10 percent decline in operating revenues.

NORFOLK, Va., July 27, 2016 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for second-quarter 2016. Net income was $405 million, compared with $433 million during the same period of 2015. Diluted earnings per share were $1.36, 4 percent lower compared with $1.41 per diluted share earned in the second quarter last year.

“Our second-quarter results reflect our unwavering focus on cost-control, steadfast commitment to customer service and significant improvements in network performance,” said Chairman, President, and CEO James A. Squires. “We are on track to achieve productivity savings of at least $200 million for 2016, and our record first half operating ratio of 69.4 percent gives us confidence we’ll achieve a full-year operating ratio below 70 percent. Through the continued execution of our strategic plan, we remain confident in our ability to drive superior shareholder value through excellent customer service that positions us for future revenue growth, combined with network efficiency and asset utilization.”

Second-quarter summary

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Railway operating revenues were $2.5 billion, down 10 percent compared with second-quarter 2015, due to reduced volumes and lower fuel surcharge revenues. Overall volume declined 7 percent to 1.8 million units for the quarter.

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Merchandise revenues were $1.6 billion, 3 percent lower than the same period last year. Volume declined 3 percent, largely due to fewer chemicals shipments resulting from continued low oil prices. The five merchandise commodity groups reported the following year-over-year revenue results:

◦	Chemicals:	$426 million, down 6 percent
◦	Agriculture:	$383 million, up 1 percent
◦	Metals/Construction:	$334 million, down 3 percent
◦	Automotive:	$248 million, down 2 percent
◦	Paper/Forest:	$186 million, down 5 percent

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Intermodal revenues were $538 million, 15 percent lower compared with second-quarter 2015. Volume declined 5 percent primarily due to the restructuring of the company’s Triple Crown Services subsidiary.

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Coal revenues were $339 million, 25 percent lower compared with second-quarter 2015. High stockpiles, limited coal burn due to mild winter weather and sustained low natural gas prices combined to decrease volume by 24 percent.

•	Railway operating expenses declined 11 percent to $1.7 billion, primarily due to cost reduction initiatives as well as lower fuel costs, compared with the same period of 2015.

•	Income from railway operations was $770 million, 5 percent lower compared with second-quarter 2015.

•	The composite service metric improved 13 percent in the quarter and 18 percent for the first six months of 2016, compared with the same periods last year.

•	The operating ratio, or operating expenses as a percentage of revenue, was 68.6 percent, a 140 basis point improvement compared with 70.0 percent in the second quarter of last year.

About Norfolk Southern
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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